UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 29, 2007

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1169 Pittsford-Victor Rd, Bldg 3 Suite 125, Pittsford, New York		14534
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-248-0740

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On January 25th, 2007, Torvec conducted its annual meeting of shareholders. The following presentations were made by James Y. Gleasman, its CEO, Keith E. Gleasman, its President, & Michael Palumbo, COO of Flaum Management LLC.

In addition Dr. Herbert H. Dobbs, Torvec's secretary provided the results of shareholder voting on the election of directors, appointment of Eisner LLP as the company's independant registered public accounting firm and the approval of an increase in the company's authorized common stock from 40 million to 400 million shares.

Dr. Herbert H. Dobbs:

Good evening fellow shareholders. I am Dr. Herbert H. Dobbs, Torvec’s Secretary. I have the pleasure tonight to announce that the requisite number of shares are present either in person or by proxy to constitute a quorum for the conduct of business tonight.

You will recall that there were three items to be voted upon at tonight’s meeting.

First, the re-election of our directors.

I am delighted to tell you that the directors recommended by our Nominating Committee for your approval ---- Daniel R. Bickel, Herbert H. Dobbs, David M. Flaum, James Y. Gleasman, Keith E. Gleasman, Joseph B. Rizzo and Gary A. Siconolfi ---- have been reelected for another term as your directors, with each director receiving over 99.98% of the votes cast.

Second, the appointment of Eisner LLP.

I am also pleased to announce that the Audit Committee’s appointment of Eisner LLP as Torvec’s Independent Registered Public Accounting Firm for the year ended December 31, 2006 has been ratified by over 99.99% of the votes cast. I am very glad the vote turned out the way it did since in the audience tonight is Mr. Michael Gawley, the partner-in-charge of Torvec at Eisner.

Mr. Gawley will be available tonight to answer any questions you may have about our financial statements.

Third, the increase in our authorized common stock from 40,000,000 shares to 400,000,000 shares.

Finally, the proposal to increase the number of common shares Torvec is authorized to issue to up to 400,000,000 common shares was approved by over 98% of the votes cast.

As is customary, before concluding the business portion of the meeting, I will read Torvec’s "safe harbor" statement.

SAFE HARBOR STATEMENT:

The information presented at today's annual meeting contains forward looking statements that are based on current expectations, estimates and projections about the company and its plans for future operations as well as management's beliefs and assumptions.

These statements are not guarantees of future performance and involving certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actural outcomes and results may differ materially from what is forecasted. The company undertakes no obligation to update publicly any forward looking statement, whether as a result of new information, future events or otherwise.

I too am a long time Torvec shareholder. I would like to take this opportunity to express our thanks to all of your for you continued support. Not only did you overwhelmingly endorse current management with over 99% of the votes cast. You did so with one of the highest percentages of votes cast at any Torvec annual meeting ---- 91%.

James Y. Gleasman:

I am proud to stand here tonight to tell you that, after ten years of innovative product development, Torvec is no longer a research and development company. Let me repeat: for the first time, in 2006, all of Torvec’s core automotive products are now ready for production. The FTV is ready for production and in 2006, we equipped the vehicle with a Cummins 4-cylinder, 3.9 liter, 170 horsepower, turbo-charged diesel engine. The IsoTorque differential is ready for production and in 2006, we successfully demonstrated our 300 horsepower IsoTorque units in Nissan motorsports 350Z racing cars at the Willow Springs Raceway outside of Los Angeles. We have sent completed units to Nissan for integration with Nissan racing cars and have been told by Nissan to be prepared for an order for 20 to 30 IsoTorque units. The IVT is ready for production and is being adapted for installation in regulation-size schools buses as part of our school-bus program and for integration and compatibility testing by NASA in connection with NASA’s plan to establish a permanent lunar settlement. The constant velocity joint is ready for production and has been shown to numerous visitors. Since our products are now ready for production, numerous governmental and company officials, both foreign and domestic, have been able to visit our facilities in Webster to experience our technologies first-hand.

There is another, equally important reason companies and government officials are flocking to our door. In the past, I have told you and forecasted that certain cosmic events were emerging on the world-stage that would force the automotive industry to look upon our technologies in a new, more favorable light. These socio-economic events are no longer futuristic. These events are here now and are shattering the entrenched complacency and desire on the part of the worldwide auto industry to maintain the status quo.

First, while everyone knows that China is emerging as an economic world power, few have realized until now that its emergence is a two-way street: yes, China is becoming an enormous buyer of our goods and services; however, China is also is rapidly invading our markets and competing with our companies for market dominance. This is causing ever-increasing pressure on the supply and demand for raw materials ---- e.g. steel, aluminum, copper and OIL.

Another major shift affecting the auto industry is the flat-out demand for non-polluting products --- the demand for GREEN ENERGY is here and now. This trend can not be postponed ---- the year 2007 is not some far off, distant time. It is THIS YEAR.

A third event that has shaken the industry is the demand of the average consumer for safer, more fuel-efficient vehicles. This is a fact of life that will not go away.

Dana, Delphi and Ford Motor Company have paid the penalty for ignoring these cosmic events affecting their own industry. Other companies are beginning to respond to the pressures and are hoping to be able to respond to the crisis before it is too late.

The result of these emerging world trends and the completion of our products to a PRODUCTION READY STAGE is converging. Our products are now ready and the auto industry is now realizing that we have the ONLY ECONOMIC SOLUTION to deal with these major events confronting them.

I stand here tonight with the utmost confidence that ultimately, success will be ours. I believe that our overall strategy will result in revenue-producing events for our shareholders.

WHAT IS OUR STRATEGY?

SIMPLE: TO CHALLENGE THE AUTO INDUSTRY IN THE MARKET PLACE AND THUS BECOME A COMPETITIVE THREAT SO THAT THE INDUSTRY IS COMPELLED TO PAY OUR SHAREHOLDERS WHAT THIS TECHNOLOGY IS TRULY WORTH.

Now, with these thoughts as background, I would like to reviewour accomplishments over the 2006 year.

A. Ongoing Dialogue with Numerous Public and Private Enterprises

IN THE LIGHT OF WHAT I JUST SAID, it should come as no surprise that one of our major accomplishments during 2006 was the showcasing of our production-ready products to numerous auto companies and governmental leaders. Since April, 2006, representatives of over twenty companies, including the Chinese and Japanese, as well as local, state and national officials have visited our facility in Webster, New York to experience our technology first hand. We announced a number of these meetings in our various CEO Updates on our website during the course of this spring and summer. The next slides show you many of the people we have talked to over the last eight months!! I can tell you that all have been enthusiastic and we will be sharing with you the results of a number of these discussions later tonight.

B. Launching of School Bus Program

On May 5, 2006, we launched our New York State and National School Bus Program, which calls for the retrofit of up to 55,000 New York State and up to an additional 500,000 school buses nationwide with our IVT and IsoTorque differential.

In October, we announced we had engaged American Continental Group, LLC to provide us with professionally competent governmental relations and public affairs representation before various federal and state departments and agencies, especially with congressional delegations, the White House, the Governor’s Office and the Departments of Energy, Defense and NYCERTA.

I can tell you tonight that our efforts are meeting with success---we have formally presented our school bus program to Senator Hillary Clinton’s staff in Washington and at the request of the Senator’s office, a major defense contractor and Torvec will explore the applicability of our technology to the prototype it is designing at the Defense Department’s request for the next generation Humvee.

We will have more to tell you about our school bus program later tonight.

C. NASA Project

During the fall of 2006, the National Aeronautics and Space Administration (NASA) requested that we visit its facilities at the Johnson Space Center in Houston to consult NASA officials on the drive-line products necessary for the next generation Lunar Rover. As a result of these meetings, Torvec was commissioned by NASA to develop an IVT which can be integrated with the Lunar Rover and suitable for the rather hostile environment of the Moon. I want to stress that NASA came to Torvec ---- not the other way around --- because NASA had concluded, after an exhaustive, worldwide search, that Torvec has the only IVT technology that meets NASA’s performance, stringent packaging and control specifications.

The completed prototype is available for your inspection tonight.

I am again very proud of Torvec’s engineers who accomplished the near-impossible by getting this transmission ready for shipment to NASA well ahead of the deadline submitted by NASA.

D. Five-Year Stock Performance Chart

All investment advisers, brokerage houses, mutual fund managers use what are called "indexes" to compare the relative performance of stocks over a selected period of time --- one year, five years, ten years and the like.
The SEC requires public companies, such as Torvec, to publish a comparison of the performance of our stock on a total return basis with comparable, broad-based indexes as well as with an industry-wide index over the most recent five-year period.

We now show you a comparison of the performance of Torvec’s common stock over the five year period January 1, 2002 to December 31, 2006 as against the performance of the S&P Small Cap 600, the S&P 500, the NASDAQ Composite,
the Russell 2000, the Russell 3000 and the Russell MicroCap. The numbers on the screen show you what your total return would have been if you had invested $100 in Torvec common stock at the beginning of 2002 versus what your total return would have been had you invested $100 at the beginning of 2002 in other companies, as measured by these indexes. And, it is important to realize that this analysis was not done by Torvec but by Research Data Group, Inc., a Standard and Poor’s licensed company with over 1500 clients such as Microsoft, The NASDAQ Stock Market, Cisco, Nike, Starbucks and Outback Steakhouse. Research Data guarantees that its methodology is in complete compliance with all SEC regulations.

I now will turn the program over to Keith to tell you where we stand today on a number of exciting projects.

Keith Gleasman:

A. The NASA Program

1. NASA invited us to the Johnson Space Center to review our transmission technology with top NASA engineers. Our discussions resulted in our engagement by NASA to conduct a feasibility study as to the integration of six of our IVTS and IsoTorque differentials in the rover;

2. After reviewing all existing transmission technologies worldwide, NASA has hired Torvec, because its IVT could meet the stringent performance, packaging and control requirements dictated by NASA for installation in NASA’s next generation lunar rover.

3. NASA agreed to compensate Torvec for its efforts on a time and materials basis to design and build a modified version of our IVT for use with the lunar rover but demanded that NASA receive delivery of the first unit no later than February 15, 2007. As you can see, thanks to the fabulous work of our engineering staff, we will be shipping the unit you see here tonight to NASA, well ahead of schedule;

4. NASA’s planned return to the moon is scheduled for 2020. Their program calls for the development of a series of lunar rovers – first generation, second generation, third generation and so on. NASA has asked us to provide quotations for Torvec to build 7 IVTS and 7 IsoTorques for installation in the first generation lunar rover. We expect that Torvec will be asked to quote on all successive generations as NASA’s lunar rover project develops.

5. This project initially will generate hundreds of thousands of dollars to Torvec. NASA’s commitment to Torvec’s technologies absolutely validates, if anyone had any questions, what we have been saying about our technologies for years. No longer is it simply Jim and myself telling you that our technologies are the best in the world. NASA has provided us ---- and has provided all you shareholders --- with proof positive that this is the case.

B. Koenigsegg

Koenigsegg is a Swedish manufacturer with a worldwide reputation for producing one of the most advanced and certainly one of the most expensive cars in the world --- a sticker price of $700,000. We have entered into a development program with Koenigsegg. I can not share with you much more about this exciting project tonight due to the dentiality agreement between Torvec and Koenigsegg.

I now want to introduce Michael Palumbo, chief operating officer of Flaum Manaagement, LLC., one of the most successful real estate development firms in the entire upstate New York region. As you recall, David Flaum joined our board of directors last August and, of course, you have reelected David for a full term as a director tonight. Michael has been instrumental is helping us implement our school bus program and I would like him to share with you some of the most recent developments on this exciting project.

Michael Palumbo:

A. The New York State and National School Bus Program

You are all probably aware that last April, Torvec announced its school bus program and presented the program to numerous New York State and federal officials.

The proposal has met with enthusiastic response from local, state and national governmental officials because it will drastically lower fuel costs (at least 25%), dramatically reduce diesel pollution and increase the safety of our children --- while at the same saving New York State’s taxpayers over $400,000,000 during the life of the program!!

The implementation of the program will require that Torvec acquires a facility to enable us to install and test the IVT and IsoTorque differential in regulation-size school buses, acquire all the equipment, parts and suppliers necessary to build the IVTS and IsoTorques. Torvec will also have to acquire a dynamometer big enough to test the IVT in regulation-size school buses.

Jim has already shared with you that we just completed a meeting with Senator Hillary Clinton’s staff in Washington. The Senators staff is very supportive on the bus plan and wished to see it succeed in NYS

Torvec is not only attracting interest from New York State and Washington officials. I will now turn the program back to Jim.

James Y. Gleasman:

A. The Chinese; American First Tier Supplier

Our discussions with the Chinese began in April, 2004 and
were focused on the FTV. The discussions involved various Chinese delegations visiting us, seeing the FTV operate and seeing all of our technologies. We visited the Chinese, specifically Shanghai Automotive, in June, 2005. Shanghai Automotive visited us in December, 2005 and yet again in May, 2006 ---- again, with the discussions centered on Shanghai’s acquisition of the FTV.

In June, 2006, something extraordinary happened. Philip Murtaugh, former head of GM-Asia, became one of the very top officers of Shanghai. The interesting point for Torvec shareholders is that we had been talking independently to Mr. Murtaugh for more than a year about ALL of our technologies.

Consequently, as soon as Mr. Murtaugh assumed the reins at Shanghai, the discussions shifted to the license of all of our technologies or, in the alternative, the acquisition of Torvec by Shanghai.

These discussions culminated in Shanghai sending a delegation, headed by Phil Murtaugh, to our facilities in late November. The delegation consisted of Shanghai Automotive’s best engineers and engineers from Shanghai’s Korean subsidiary, Sangyong.

The delegation spent one entire week with us, both reviewing our technology as well as discussing the terms and conditions of an acquisition. The Chinese expressed interest in our school bus program and in forming a strategic partnership with Torvec. More concretely, they asked us to provide them with our entire patent portfolio to enable them to begin the process of evaluating Torvec for an acquisition.

I would like to read a portion of an e-mail sent to us by Mr. Murtaugh specifically making this request:

"YOU WILL RECALL THAT DURING OUR MEETINGIN NEW YORK, I HAD INDICATED THAT SAIC MAY BE INTERESTED IN PURSUING DISCUSSIONS WITH TORVEC ON THE PURCHASE OF LICENSES REGARDING THE TECHNOLOGIES WE HAVE DISCUSSED, i. e. THE CVJOINT, ISOTORQUE DIFFERENTIAL, IVT AND FTV, OR THE OUTRIGHT PURCHASE OF TORVEC. IN ORDER FOR US TO DO AN INDEPENDENT EVALUATION FOR THIS PURPOSE, I WOULD LIKE TO REQUEST THAT TORVEC SUPPLY US WITH A LIST OF THE US PATENTS COVERING THESE TECHNOLOGIES, AND A LIST OF OVERSEAS PATENTS THAT APPLY."

Needless to say, Torvec did furnish SAIC with the requested patent list.

Obviously, one important element in any Chinese deal will be the issue of providing the Chinese with exclusive manufacturing rights to our technology. Thus, a Chinese deal will probably involve Chinese manufacturing in China.

On the other hand, all of the politicians we have talked to are adamant that financial support for Torvec, especially Torvec’s school bus program, will be conditioned on job creation in the United States, in New York, and more specifically, in Monroe and adjourning counties.

I am also here to tell you that, quite recently a major, and I mean major, American, tier one supplier has entered the war with a vengeance.

This brings us full circle. I told you at the beginning of tonight’s meeting that the Chinese present American companies with a dilemma --- the opportunity to sell in China; but, equally truly, the Chinese ability and willingness to compete for market share. The American first-tier supplier freely admitted to us when they visited that the Chinese "have become their mortal enemy" and they were looking at our technology to give them an extraordinary competitive edge against the Chinese invasion. Thus, very quickly, the discussions have reached what could be called the "end-stage." This means that the American first-tier supplier requested us to furnish them with an evaluation of all of our technologies) so that they could formulate a proposal to acquire all of Torvec. We are now in the process of preparing this evaluation.

Since both companies are bound by a strict confidentiality agreement, I can not divulge much more at this time. Just in case you are skeptical about the existence and breadth of this agreement, I would just like to read a few excerpts from the Mutual Confidentiality Agreement we have signed with the American first-tier supplier and others:

"THE INTENT OF THIS AGREEMENT IS FOR PARTIES TO DISCUSS THE POSSIBILITY OF ENGAGING IN A MUTUALLY BENEFICIAL TRANSACTION AND TO PROTECT THE CONFIDENTIAL NATURE OF ANY PROPRIETARY AND CONFIDENTIAL TECHNICAL AND BUSINESS INFORMATION THAT MAY BE EXCHANGED.

‘CONFIDENTIAL INFORMATION’ SHALL MEAN ANY AND ALL BUSINESS, TECHNICAL , AND FINANCIAL INFORMATION RELATED TO THE PURPOSE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, PRODUCTS, SPECIFICATIONS, FORMULAE, EQUIPMENT, BUSINESS STRATEGIES, CUSTOMER LISTS, KNOW-HOW, DRAWINGS, PRICING INFORMATION, INVENTIONS, IDEAS ALL OTHER INFORMATION THAT IS OWNED BY THE RESPECTIVE PARTIES TO THIS AGREEMENT.

DISSEMINATION OF CONFIDENTIAL INFORMATION SHALL BE LIMITED TO EMPLOYEES OR AGENTS THAT ARE DIRECTLY INVOLVED WITH THE DISCUSSIONS CONTEMPLATED BY THIS AGREEMENT, AND EVEN THEN ONLY TO SUCH EXTENT AS IS NECESSARY AND ESSENTIAL."

I can divulge that the proposal that is on the table between the two companies is a stock-swap in which Torvec shareholders would receive the first-tier supplier’s publicly-traded stock for Torvec common stock. Let me once again explain to you why your management feels a stock-swap with a publicly-traded buyer is the most advantageous approach for Torvec’s acquisition.

First, the transaction is non-taxable to you as shareholders;

Second, the transaction will result in an immediate and significantincrease in the value of your shares;

Third, the transaction enables all of us as shareholders to profit by the successful commercialization of Torvec’s technologies through sharing in the appreciation of the stock of the acquiring company;

Fourth, the transaction enables shareholders to share in any dividends declared by the first-tier supplier ( and it does have a history of paying dividends);

Fifth, the transaction will enable us avoid to often painstaking and costly nightmare of accounting for and auditing the payment of royalties year after year during the term of any license.

It is very important that all our shareholders understand that our discussions with the first-tier supplier (as well as our ongoing discussions with other companies ) are NOT focused upon the viability, "workability" or "functionality" of our products. As a top executive with over 37 years of driveline experience with GM and Ford said recently: "Your transmission will rule the world."
The issue now, and in a way always has been, what the technology worth is and how much is a buyer willing to pay for it. The difference today from the past is that no one now is playing games by telling us that we need to PROVE that our technology works. The question, then, for your management is to decide is what is a fair and adequate price for all of Torvec’s technology.

Let me first assure you that we have done our homework and have a very good idea of the range of prices per share that would be acceptable to your board of direct ors and senior management. However, in pursuit of our own due diligence, we thought it might be interesting to hear from you as to what price per share each of you think would be fair and adequate for a sale of all of Torvec’s technologies.

We are passing out a "ballot" of sorts, asking you to jot down a price per share you would be willing to accept on a buy out. Please do not sign your name since we want this to be anonymous. And, please know that this is simply a very informal survey – nothing more. The results of the survey have no legal or other impact ---- we simply want to get an idea of your thinking as we move forward.
We will collate your answers and publish the results on our website --- www.torvec.com---- in the near future.

F. Conclusion

Before we open the meeting for our traditional question and answer session, I would like to express a couple of closing thoughts. First, our confidence that Torvec will be successful has never wavered. The combination of our products and the scio-economic conditions I talked about at the beginning of our meeting has set the stage for our ultimate success.

We are positive in our resolve to be successful and tough enough to persevere despite difficulties. Our attitude is not one of fear, uncertainty or doubt.

I am reminded of what Eleanor Roosevelt told the former President when he expressed doubt about his ability to win the presidency. He had said – "I am afraid to try because I might fail." She replied --- Well, then don’t."
He looked puzzled and asked – "What, don’t try?" Eleanor responded firmly:
"NO, DON’T FAIL."
I can assure you, we have no fear of failing.

Please check back to www.torvec.com for more details and the latest news.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

January 29, 2007	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO